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Exhibit 6

                                                                  EXECUTION COPY

                        SEPARATION AND RELEASE AGREEMENT



This Separation and Release Agreement (this "Agreement") is entered into as of February 14, 2000 (the "Effective Date"), by and between James P. Allen ("Employee") and GRC International, Inc., a Delaware corporation with its principal offices at 1900 Gallows Road, Vienna, Virginia 22182 (together with its subsidiaries, affiliates and successors in interest, the "Company").

                                   BACKGROUND

The parties have agreed to certain matters in connection with Employee's employment and separation from the Company, and wish to set forth their agreement below.

                                    AGREEMENT

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1. Employment Agreement. Employee and the Company are parties to an Employment Agreement dated as of January 13, 1999, as amended (the "Employment Agreement"). Employee and the Company hereby agree that the Employment Agreement is hereby terminated, effective immediately. Notwithstanding the foregoing or any other provision of this Agreement, (i) Employee agrees that the provisions of Section 1(b) (Duties, regarding non-solicitation), Section 2 (Intellectual Property) and Section 3 (Proprietary Information) of the Employment Agreement shall survive Employee's resignation, provided that the provisions of Section 1(b) (Duties, regarding non-solicitation) of the Employment Agreement shall only remain in effect until June 30, 2001 and (ii) in the event the Offer (as defined in the Agreement and Plan of Merger, dated as of February 14, 2000 (the "Merger Agreement") among the Company, AT&T Corp., a New York corporation, and LMN Corporation, a Delaware corporation, the "Offer") expires or is terminated without the purchase of shares of the Company's common stock thereunder, this Agreement shall be null and void and the respective rights, perquisites, duties and obligations (including those under the Employment Agreement) shall remain unaffected ab initio as though this Agreement had not been entered into. Employee also agrees that any material violation of the foregoing provisions set forth in clause (i) of the foregoing sentence shall automatically render any benefits conferred by this Agreement null and void.

2. Resignation and Transition Employment. Subject to the terms and conditions of this Agreement, Employee shall continue as an
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employee and officer of the Company from the Effective Date until June 30, 2000.

3.       Payments and Benefits.

         (a) During Employee's continued employment with the Company from and after the Effective Date, Employee shall continue to receive his current annual base salary (less any applicable income, employment or other tax withholdings) in accordance with the Company's regular payroll policy through June 30, 2000, unless Employee shall have sooner voluntarily terminated Employee's employment with the Company or Employee's employment is terminated for Cause (as defined in Section 7 of the Employment Agreement).

         (b) On the date of the consummation of the Offer:

             (i) Employee shall receive a lump sum payment (less any applicable income, employment or other tax withholdings) from the Company equal to two (2) times Employee's annual base salary on the date hereof; and

              (ii) The Company shall continue to provide Employee with substantially the same level of insurance benefits that Employee was receiving immediately prior to the Offer until the earlier of the date Employee obtains new benefit coverage by reason of employment with another employer or the second anniversary of the consummation of the Offer. In addition, the Company shall pay Employee the amount of $200 per month in lieu of previous executive perquisites.

         (c) Unless Employee shall voluntarily terminate Employee's employment with the Company or Employee's employment is terminated for Cause prior to June 30, 2000, Employee shall be eligible to receive a cash bonus (less any applicable income, employment or other tax withholdings) under the bonus plans and programs of the Company as are currently in effect for the Company's fiscal year ended June 30, 2000, provided that any bonus payment to Employee shall in no event exceed $100,000. Such bonus payment shall be paid to Employee on or before September 15, 2000 in accordance with the Company's normal and customary practice for the payment of annual bonuses.

4. Stock Options. Exhibit A attached hereto sets forth the number and exercise price of the Employee's unvested and unexercised stock options under the Company's 1994 Employee Stock Option Plan and the Company's 1998 Employee Stock Option Plan as of the Effective Date (each an "Option"). Provided Employee has not voluntarily terminated his employment or been involuntarily terminated by the Company for Cause prior to the 30th calendar day following the consummation of the Offer, Employee shall receive an amount from the Company (on such 30th calendar day or as soon as practicable thereafter) in respect of such Options


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equal to 50% of the product of (a) the excess, if any, of the Per Share
Amount (as defined in the Merger Agreement) over the per share exercise price of each such Option and (b) the number of shares subject thereto (such payment to be reduced by any applicable income, employment or other tax withholdings). In consideration for the Company's obligation to make the payment provided under this Section 4, and such other payments as are provided for under the Merger Agreement in respect of any other options previously granted to Employee to purchase shares of the Company's common stock (including the payment in respect of Employee's vested and unvested options under the GRC International, Inc. Cash Compensation Replacement Plan), all such options shall be canceled and be of no force or effect.

5. Confidentiality of this Agreement. Both parties agree to preserve the confidentiality of this Agreement, except that both parties may discuss all aspects of this Agreement with their attorneys and other professional advisors.

6. Company Property. Employee covenants and warrants that Employee will return to the Company all property of the Company and its subsidiaries which is in Employee's possession or under Employee's control at the time Employee's employment with the Company shall terminate.

7.       Understanding.

         (a) Employee agrees (i) that he fully understands his right to discuss all aspects of this Agreement with his private attorney and that he has availed himself of this right to the extent he has desired to do so, (ii) that he has carefully read and fully understands all of the provisions of this Agreement, and (iii) that he is voluntarily entering into this Agreement.

         (b) Employee understands that nothing contained in this Separation and Release Agreement has either the purpose or intent of interfering with Employee's protected right to file a charge with or participate in an investigation or proceeding pursuant to the statutes administered and enforced by the U.S. Equal Employment Opportunity Commission (the "EEOC"), specifically: the Age Discrimination in Employment Act ("ADEA"), the Equal Pay Act, Title VII or the Civil Rights Act of 1964 and the Americans with Disabilities Act, as such acts may have been amended.

         (c) Employee understands that he will not breach this Separation and Release Agreement if he files a charge with or participates in an investigation or proceeding pursuant to the statutes administered and enforced by the EEOC. However, by signing this Separation and Release Agreement, Employee understands that he waives any right he may have to recover money or other relief in any lawsuit or proceeding brought by him or by an agency or third party, including the EEOC, on his behalf.


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8.       Release.

         (a) For value received, including the additional consideration described in this Agreement, Employee hereby fully and forever surrenders, releases, acquits and discharges the Company, its affiliates, directors, officers, employees, agents, attorneys and insurers (and their successors and assigns), from any and all claims, demands, causes of action, obligations and liabilities of any kind or nature whatsoever, arising from or relating to Employee's employment with the Company or the termination of such employment, including, without limitation, claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and/or any other federal, state or local law governing discrimination in employment and/or the payment of wages and benefits to employees, and/or claims for costs and attorneys' fees.

         (b) Employee acknowledges receipt of this Agreement on the date hereof. In accordance with ADEA, as amended, and the Older Workers' Benefit Protection Act of 1990, (i) Employee expressly acknowledges that he has been advised to consult with an attorney before signing this Agreement, (ii) Employee has twenty-one (21) days to consider this Agreement, (iii) Employee has seven (7) days after signing this Agreement to revoke this Agreement, (iv) Employee understands that, by entering into this Agreement, he does not waive any rights or claims under ADEA that may arise after the date of the execution of this Agreement and (v) Employee expressly acknowledges that all or a portion of the consideration provided to him under this Agreement in connection with his employment termination is in addition to anything of value that he is already entitled to receive from the Company. This Agreement will not be effective until the above seven (7) day revocation period has expired.

9. Complaints, Charges or Lawsuits. Employee represents that he has not filed any complaints or charges or lawsuits against the Company with any governmental agency or any court, and that he will not do so at any time hereafter with regard to his employment, the termination thereof or any thing else relating to his employment or this Agreement; provided, however, this shall not limit Employee from filing a lawsuit for the sole purpose of enforcing Employee's rights under this Agreement.

10. Knowledge of Violation of Corporate Standards of Conduct. Employee represents and warrants that he is not aware of any action or situation involving any violation of the Company's Corporate Standards of Conduct by any employee, director, consultant of the Company, and that if he becomes aware of any such action or situation, he will report it to the Company in accordance with the Company's Corporate Standards of Conduct.

11. Non-disparagement. Employee shall not at any time after the date hereof disparage the Company or its officers, directors,


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employees or agents or their successors or assigns. Similarly, the Company shall not disparage Employee and will refrain from any action which has the purpose of materially and adversely affecting his opportunities for employment. The obligations of Employee and the Company under this Section 11 shall not apply to disclosures required by applicable law, regulation or order of a court or governmental agency.

12. Binding Effect. This Agreement shall be binding upon the parties hereto, their heirs, assigns or successors in interest.

13. Attorney Fees. If any action, proceeding, or arbitration is instituted by or against any of the parties in order to enforce any of the terms or provisions hereof, or to construe the rights of the parties hereunder, then the prevailing party shall be entitled to recover all costs thereof and reasonable attorney fees as part of the judgment, whether or not such action is prosecuted to judgment.

14. General Terms. This Agreement contains the entire agreement between the parties, and all prior negotiations, understandings and agreements are superseded by this Agreement, except as described above in Section 1 of this Agreement and except for Sections 7(h) and 9(c) of the Employment Agreement. No amendment, modification, supplement, termination or waiver of any provision of this Agreement shall be effective unless in writing and signed by the party against whom enforcement is sought, and then only in the specific instances and for the specific purpose given.

15. Further Documents. The parties agree to execute all such other documents as may be necessary to carry out the provisions and intent of this Agreement.

16. Severability. Should any provisions of this Agreement be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of this Agreement. Notwithstanding the above, if any covenant set forth herein is deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant will be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

17. Choice of Law, Forum. This Agreement and all disputes arising hereunder shall be governed by the laws of the Commonwealth of Virginia, without regard to conflict of laws. All disputes arising hereunder or in connection herewith shall be resolved in the Circuit Court of Fairfax County, Virginia, and each of the parties hereby irrevocably submits to the jurisdiction of said court.



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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

WITNESS                           GRC INTERNATIONAL, INC.



/s/ Susan Meyer
___________________               By: /s/ Gary L. Denman
                                      _________________________________
                                            Gary L. Denman
                                            President & Chief Executive
                                               Officer


                                  BY SIGNING THIS SEPARATION
                                  AND RELEASE AGREEMENT, I
                                  STATE THAT: I HAVE READ IT;
                                  I UNDERSTAND IT AND KNOW
                                  THAT I AM GIVING UP
                                  IMPORTANT RIGHTS; I AGREE
                                  WITH EVERYTHING IN IT; I AM
                                  AWARE OF MY RIGHT TO
                                  CONSULT AN ATTORNEY BEFORE
                                  SIGNING IT; AND I HAVE
                                  SIGNED IT KNOWINGLY AND
                                  VOLUNTARILY.

WITNESS

/s/ Susan Meyer                   /s/  James P. Allen
___________________               ____________________________________
                                  James P. Allen


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